Exhibit 10.1

FIRST AMENDMENT TO THE

OFFICE DEPOT, INC.

2007 LONG-TERM INCENTIVE PLAN

WHEREAS, Office Depot, Inc. (the “Company”) established the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”) to promote the long-term growth and profitability of the Company and its subsidiaries by: (i) providing certain Directors, officers, and key employees of, and certain other key individuals who perform services for, the Company and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company; and (ii) enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility;

WHEREAS, under Section 14.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has the authority to amend the Plan at any time; provided that, no such action shall adversely affect any rights or obligations with respect to any awards previously granted under the Plan, unless such action is required by applicable law, any applicable listing standards, or the participants consent in writing; and

WHEREAS, the Compensation Committee desires to amend the Plan with respect to new grants made under the Plan on or after April 21, 2011 as follows: (i) change the definition of “Change in Control” to be consistent with the definition used under the Company’s recently approved model Change in Control Agreement for executives, (ii) clarify that actions taken by the Committee will be valid and effective even if members of the Committee are later determined not to have satisfied membership requirements under the Plan or the Committee charter, (iii) increase the authorized shares under the Plan by 24 million, (iv) change the ratio under the available share pool for restricted stock, restricted stock unit, and performance awards from 2:1 to 1.4:1, (v) increase the individual grant limits under the Plan to recognize a current stock price which is significantly lower than the stock price in effect when the Plan and the individual grant limits were originally adopted in 2007, (vi) provide a Director or a Section 16 officer under the Securities Exchange Act of 1934 (“Section 16 officer”) who voluntarily terminates employment with the Company after completing five years of service or who is involuntarily terminated by the Company without cause, with 12 months, instead of 18 months, following the date of termination to exercise stock options and stock appreciation rights, (vii) provide a Director or a Section 16 officer who dies or becomes disabled while still employed with the Company with 12 months following the date of termination to exercise stock options and stock appreciation rights, (viii) expand the prohibitions on repricing to include cash buyouts and exchanges for different types of awards, and (ix) clarify that if a subsidiary of the Company ceases to be a subsidiary, then any employee of such subsidiary will be deemed terminated under the Plan unless the employee is transferred to the Company or another one of its subsidiaries.

NOW, THEREFORE, the Plan is amended as follows effective as of April 21, 2011, unless provided otherwise herein:

1)	The definition of “Change in Control” under Article 2 of the Plan shall be amended by adding the following to the beginning thereof:

“For new grants made on or after April 21, 2011, “CHANGE IN CONTROL” means the occurrence of one of the following events:

(a) if any “person” or “group” as those terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more (the “CIC percentage”) of the combined voting power of the Company’s then outstanding securities; provided, however, that if such Person first obtains the approval of the Board to acquire the CIC percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC percentage ownership of the combined voting power of the Company’s then outstanding securities without having first obtained the approval of the Board; or

(b) if any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities, whether or not the Board shall have first given its approval to such acquisition; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(d) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the majority of the Company’s Executive Committee, or if no such body then exists, the majority of the Chief Executive Officer, Chief Financial Officer and Presidents (or other heads, regardless of title) of the principal operating units of the Company retain their positions with the Company (disregarding any such executive whose employment terminates for reasons other than due to a termination by the Company without cause or a termination by such executive for good reason) and the Directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(e) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person; or

(f) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

For grants made prior to April 21, 2011,”

2)	The definition of “Committee” under Article 2 of the Plan shall be amended by deleting it in its entirety and replacing it with the following:

“COMMITTEE” means the Compensation Committee of the Board or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article 3. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m), and the Listing Standards; provided that, any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth herein or otherwise provided in any charter of the Committee.”

3)	The first paragraph of Section 4.1 of the Plan shall be amended by replacing all references to “twenty-five million (25,000,000) shares” with “forty-nine million (49,000,000) shares.”

4)	Section 4.1(b) of the Plan shall be amended by adding the following to the end thereof:

“For new grants made on or after April 21, 2011, the reference within this subsection (b) to “two shares” shall be replaced with “1.4 shares.””

5)	Section 4.1(c) of the Plan shall be amended by adding the following to the end thereof:

“For new grants made on or after April 21, 2011, the reference within this subsection (c) to “two shares” shall be replaced with “1.4 shares” and the reference within this subsection (c) to “two” shall be replaced with “1.4.””

6)	Section 4.2(a) of the Plan shall be amended by adding the following to the end thereof:

“For new grants made on or after April 21, 2011, the reference within this subsection (a) to “two million (2,000,000) shares” shall be replaced with “four million (4,000,000) shares.””

7)	Section 4.2(b) of the Plan shall be amended by adding the following to the end thereof:

“For new grants made on or after April 21, 2011, the reference within this subsection (b) to “one million (1,000,000) shares” shall be replaced with “two million (2,000,000) shares.””

8)	Section 4.2(c) of the Plan shall be amended by adding the following to the end thereof:

“For new grants made on or after April 21, 2011, the reference within this subsection (c) to “$2,500,000” shall be replaced with “$5,000,000” and the reference within this subsection (c) to “five hundred thousand (500,000) shares” shall be replaced with “one million (1,000,000) shares.””

9)	Section 10.7 of the Plan shall be amended by adding the following as a new paragraph at the end thereof:

“For new grants made on or after April 21, 2011, the foregoing paragraph shall be deleted it in its entirety and replaced with the following: “If a Participant who is a Director or Employee subject to Section 16 of the Exchange Act ceases to be a Director or Employee of the Company and its Subsidiaries: (a) by voluntarily terminating employment with the Company following the Participant’s completion of five (5) or more years of service for the Company and its Subsidiaries, or (b) as a result of an involuntary termination by the Company without Cause or due to Retirement, death, or Disability regardless of the years of service completed by the Participant as of the date of separation, then: (i) all of the Participant’s Options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 12 months after the date of such cessation, but in no event after the expiration date of the Options or SARs, and (ii) except as provided in Section 10.8 hereof with respect to Directors, all of the Participant’s Options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.””

10)	Section 14.2 of the Plan shall be amended by deleting it in its entirety and replacing it with the following:

“14.2 Amendment of Award Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as provided in Sections 14.3 and 14.4, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such

Participant. Except for adjustments as provided in Sections 4.3 and 14.4, or in connection with the assumption or substitution of an award in a manner satisfying the provisions of Code Section 424(a), or in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.”

11)	Section 15.5 of the Plan shall be amended by adding the following to the end thereof:

“If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.”

12)	In all respects not above amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the Compensation Committee has caused this First Amendment to the Plan to be executed on its behalf by its duly authorized representative this 22 day of April, 2011.

OFFICE DEPOT, INC.

By:	/s/ JO ANNE RIOLI MOELLER
Jo Anne Rioli Moeller
Vice President, Global Compensation, Benefits & HRIM